Chembio Diagnostics Announces Appointment of Neil A. Goldman as
Chief Financial Officer

MEDFORD, N.Y., December 20, 2017 -- Chembio Diagnostics, Inc. (Nasdaq: CEMI), a leader in point-of-care (POC) diagnostic tests for infectious diseases, today announced the appointment of Neil A. Goldman, CPA, as Chembio's Executive Vice President and Chief Financial Officer (CFO) commencing December 18, 2017.  Mr. Goldman, who will be based at the Company's headquarters in Medford, NY, comes to Chembio with 28 years of industry experience spanning public accounting, strategic transactions, corporate development and management of financial operations for multiple manufacturing organizations operating domestically and internationally.  Mr. Goldman succeeds Richard J. Larkin, who has served as Chembio's Executive Vice President and Chief Financial Officer since 2003.  Mr. Larkin announced his intent to retire in August 2017.
John Sperzel, Chembio's Chief Executive Officer, commented, "We are very pleased to welcome Neil to Chembio.  Neil has an impressive track record of success, managing a range of executive functions for several global manufacturing companies.  As we are actively expanding our global commercialization and manufacturing business, his expertise with international sales and transactions, finance, and manufacturing/operations makes Neil an ideal addition to Chembio's executive management team."
Mr. Sperzel continued, "All of us at Chembio are thankful to Rich Larkin for his years of service and dedication.  For fourteen years, Rich has been a key member of our management team and we are grateful for his many important contributions.  We wish Rich well in his retirement."
Mr. Goldman comes to Chembio from J.S. Held LLC, a private equity-sponsored national consulting firm to insurance carriers and law firms.  At J.S. Held, Mr. Goldman served as Executive Vice President-Corporate Development and CFO from 2015 to 2017, during which time he successfully completed six acquisitions and drove significant sales and EBITDA growth.  From 2005 to 2015, Mr. Goldman held senior level positions at Unwired Technology LLC and then Delphi Corp., now Aptiv plc (NYSE: APTV), following Delphi's acquisition of Unwired in 2014. Unwired was a hi-tech, tier-1 automotive OEM/consumer electronics manufacturer and portfolio company of American Capital.  Mr. Goldman's positions at Unwired included Executive Vice President-Corporate Development and CFO, and Senior Vice President-Chief Operating & Financial Officer. At Delphi, Mr. Goldman served as Global Finance Director for the Delphi Data Connectivity division.  In these roles, Mr. Goldman led the successful sale of Unwired to Delphi, delivering a significant return on investment to shareholders, drove substantial sales growth, and managed global manufacturing, planning, purchasing, inventory and logistics, in addition to customary finance areas.
Prior to Unwired, Mr. Goldman served as CFO of EPPCO Enterprises from 2003 to 2005, and worked from 1989 to 2002 at Ernst & Young and Cap Gemini Ernst & Young following the latter's acquisition of Ernst & Young's consulting business. At Ernst & Young, Mr. Goldman was an auditor primarily of Fortune 500 companies and advanced into regional and national management consulting positions.  Mr. Goldman received a B.S. in Business-Accountancy from Miami University, Oxford, OH.
About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets rapid diagnostic tests in the growing $8.0 billion POC testing market. The Company markets its products directly and through third-party distributors under the brand names: DPP®, STAT-PAK®, SURE CHECK®, and STAT-VIEW®.
Chembio has developed and patented the DPP® technology platform, which offers significant advantages over traditional POC lateral-flow technologies and provides the Company with a significant pipeline of business opportunities in the area of sexually transmitted disease, tropical and fever disease, and technology collaborations.
Headquartered in Medford, NY, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13485. Each of Chembio Diagnostic Systems Inc. and Chembio Diagnostics Malaysia Sdn Bhd is a wholly-owned subsidiary of Chembio Diagnostics, Inc.  For more information, please visit: www.chembio.com.
Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.
Contact:
Vida Strategic Partners (investor relations)
Stephanie C. Diaz
(415) 675-7401
sdiaz@vidasp.com